Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces First Quarter 2019 Results

–	Strong Year-over-Year Growth Across Key Metrics

–	Results Benefited from Broad Infrastructure End Market Exposure and Recent ACG Materials Acquisition

–	Barge Backlog Increased 67% Year-to-Date

–	Full Year 2019 Revenue and Adjusted EBITDA Guidance Ranges Reaffirmed

DALLAS, Texas - ARCOSA, Inc. - May 2, 2019:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced results for the first quarter ended March 31, 2019.

First Quarter Highlights

•	Revenues increased 16% to $410.9 million

•	Net income increased 25% to $27.7 million; adjusted net income increased 30% to $28.8 million, excluding non-routine items related to the ACG Materials acquisition

•	Diluted EPS increased 24% to $0.56; adjusted diluted EPS increased 29% to $0.58

•	Adjusted EBITDA increased 21% to $58.5 million

•	Operating cash flow of $125.0 million in the quarter

“Arcosa’s first quarter results were better than our expectations,” said Antonio Carrillo, President and Chief Executive Officer. “This strong start to 2019 supports our confidence in our full year guidance.

“We achieved year-over-year revenue growth in each of our business segments, benefitting from organic initiatives and the addition of ACG Materials, which we acquired in December 2018.

“First quarter adjusted EBITDA growth outpaced revenue gains, despite start-up expenses of $1.8 million related to the re-opening of our Madisonville, Louisiana barge facility, lost production at our Caruthersville, Missouri barge facility due to flooding, and inefficiencies at all of our barge plants as we ramped up production. Adjusted EBITDA margin expansion was driven by strong margin improvements in Energy Equipment from increased throughput, improved operating efficiencies, and the fourth quarter 2018 divestitures of several businesses. Additionally, Energy Equipment margins benefitted from the partial recovery of a previously recorded bad debt expense.

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“The integration of the ACG Materials acquisition into our Construction Products Group is also proceeding well. ACG's first quarter results were in line with our expectations, and we continue to consider bolt-on acquisitions in the aggregates and specialty materials markets.

“First quarter order activity remained strong. Our barge business continued to build backlog, primarily for liquid tank barges, which has firmed up our production schedule for 2019 and has given us considerable early backlog for 2020. This was an exceptionally high quarter of orders with a book to bill of 4.1 that reflected solid demand and the finalization of several large orders that had been in the pipeline for months. We remain encouraged by inquiry levels in both the dry and liquid markets.

“In the Energy Equipment segment, bidding activity remains strong in our utility structures business with first quarter order levels increasing sequentially. However, we expect lower second quarter performance driven by a less favorable product mix from several customer projects that were delayed beyond the quarter,” noted Mr. Carrillo.

“We continued to execute effectively on our stage one priorities: growing Construction Products, improving margins in Energy Equipment, expanding our Transportation Products business as markets continue to recover, and operating a lean corporate structure.

“Our strong start to the year and confidence in current business trends support our expectations for substantial growth in 2019. We reaffirm our full year revenue and adjusted EBITDA guidance ranges of $1.70 billion to $1.80 billion and $215 million to $225 million, respectively. The mid-point represents 18% year-over-year adjusted EBITDA growth in 2019, after absorbing additional standalone company costs and initial pricing on a long-term components contract,” Mr. Carrillo noted.

Segment Results - Construction Products

•	Revenues increased 51% to $106.0 million in the first quarter, benefitting from a full quarter of operating results from the December 2018 acquisition of ACG Materials.

•	Operating profit for the first quarter was $11.3 million compared to $12.4 million in the same period in 2018.

•
Adjusting for the write-up of acquired ACG Materials inventory, first quarter Adjusted Segment EBITDA was $21.5 million, $4.0 million higher than a year ago. The increase was driven by the ACG acquisition.

Segment Results - Energy Equipment

•	First quarter revenues were up 7% year-over-year to $209.1 million.

•	Operating profit for the first quarter was $28.2 million compared to $17.5 million in the same period in 2018.

•
Adjusted Segment EBITDA increased 39% to $35.2 million as a result of higher revenues for wind towers and utility structures, improved throughput and operating efficiencies, and the fourth quarter 2018 divestitures of several businesses.

•	In addition, the segment collected a $2.9 million bad debt recovery against a previously disclosed write-down related to a single customer in the utility structures business.

•
Segment backlog for utility structures and wind towers was $549.2 million, down from $633.1 million at the end of 2018. Bidding activity continues to be strong for utility structures. No new wind tower orders were booked during the quarter.

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Segment Results - Transportation Products

•	First quarter revenues increased 9% to $97.5 million.

•	Operating profit for the first quarter was $8.3 million compared to $9.0 million in the same period in 2018.

•
Adjusted Segment EBITDA decreased 8% to $12.1 million from $13.2 million in the same period in 2018, resulting from approximately $1.8 million of start-up expenses associated with the re-opening of the Louisiana barge facility as well as a flood at our Caruthersville, Missouri facility.

•
The barge business booked orders for $203 million in the quarter, bringing backlog to $383.9 million at the end of March, up from $230.5 million at the end of 2018. Approximately 67% of the backlog is expected to be delivered in 2019, with the balance in 2020.

Additional Notes on Financial Results

•
Corporate costs were $10.5 million during the first quarter compared to $7.7 million in the first quarter last year, reflecting increased independent public company costs. Consistent with our previously announced expectation of corporate costs of approximately $50 million in 2019, corporate costs are anticipated to increase throughout the remainder of 2019.

•
The Company reported a lower effective tax rate of 22.2% during the quarter compared to 26.5% for the same period in 2018 due to increased valuation allowances in the prior period. The Company expects a normalized annual tax rate of 25.0% in 2019.

•
The non-routine items excluded from Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA for the three months ended March 31, 2019 and 2018 are outlined in the accompanying tables and relate to the fair value mark-up of acquired ACG Materials inventory.

Liquidity and Capital Allocation

•	The Company ended the quarter with $118.0 million of cash and cash equivalents compared to $99.4 million at year end 2018.

•
During the quarter, debt declined from $185.5 million to $105.1 million, as the Company repaid $80.0 million of advances under its $400 million revolving credit facility. Combined with unused capacity under its credit facility, the Company had $370.5 million of liquidity at March 31, 2019.

•	Operating cash flow was $125.0 million in the quarter, driven by an $85.2 million reduction in accounts receivable.

•	During the first quarter, capital expenditures were $18.0 million, and the Company continues to expect capital expenditures of between $70 million and $80 million for 2019.

•
Approximately $8.0 million, or 269,574 shares at an average price of $29.60, was repurchased during the quarter, leaving $39 million available under the $50 million authorization approved in December 2018.

•	Also, in March 2019, the Company declared a quarterly dividend of $0.05 per share that was paid in April 2019.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with generally accepted accounting principles (GAAP). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

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Presentation of Financials

The spin-off of the Company by Trinity Industries, Inc. (“Former Parent”; NYSE:TRN) was completed on November 1, 2018. The Company’s financial statements for periods prior to November 1, 2018 were prepared on a “carve-out” basis. The carve-out financials of the Company are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an independent company during the applicable periods.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern time on May 3, 2019 to discuss 2019 first quarter results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at http://ir.arcosa.com/Events. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at http://ir.arcosa.com/Events. The audio conference call number is 877-876-9173 for domestic callers and 785-424-1667 for international callers. The conference ID is ARCOSA. An audio playback will be available through 11:59 p.m. Eastern time on May 17, 2019, by dialing 800-839-3613 for domestic callers and 402-220-2973 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at http://ir.arcosa.com/Events.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, energy, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products Group, the Energy Equipment Group, and the Transportation Products Group. For more information, visit www.arcosa.com.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s separation from Trinity Industries, Inc.; tax treatment of the separation; failure to successfully integrate the ACG Materials acquisition, or failure to achieve the expected benefits of the acquisition; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; improving margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2018, as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated and Combined Statements of Operations
(in millions)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues	$410.9	$354.4
Operating costs:
Cost of revenues	332.8	285.6
Selling, engineering, and administrative expenses	40.8	37.6
	373.6	323.2
Operating profit	37.3	31.2

Interest expense	1.9	—
Other, net (income) expense	(0.2)	1.0
	1.7	1.0
Income before income taxes	35.6	30.2
Provision (benefit) for income taxes	7.9	8.0
Net income	$27.7	$22.2

Net income per common share:
Basic	$0.57	$0.45
Diluted	$0.56	$0.45
Weighted average number of shares outstanding(1):
Basic	47.9	48.8
Diluted	48.5	48.8
(1) For periods prior to the separation, the denominator for basic and diluted net income per common share was calculated using the 48.8 million shares of common stock outstanding immediately following the separation.

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2019	2018
Construction aggregates	$88.4	$52.6
Other	17.6	17.6
Construction Products Group	106.0	70.2

Wind towers and utility structures	158.6	147.5
Other	50.5	48.8
Energy Equipment Group	209.1	196.3

Inland barges	49.4	30.8
Steel components	48.1	58.5
Transportation Products Group	97.5	89.3

Segment Totals before Eliminations	412.6	355.8
Eliminations	(1.7)	(1.4)
Consolidated and Combined Total	$410.9	$354.4

	Three Months Ended March 31,
Operating profit (loss):	2019	2018
Construction Products Group	$11.3	$12.4
Energy Equipment Group	28.2	17.5
Transportation Products Group	8.3	9.0
Segment Totals before Eliminations and Corporate Expenses	47.8	38.9
Corporate	(10.5)	(7.7)
Consolidated and Combined Total	$37.3	$31.2

Backlog:	March 31, 2019	March 31, 2018
Energy Equipment Group:
Wind towers and utility structures	$549.2	$809.7
Other	$53.0	$42.9
Transportation Products Group:
Inland barges	$383.9	$124.5

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$118.0	$99.4
Receivables, net of allowance	206.2	291.4
Inventories	271.5	252.5
Other	22.1	23.7
Total current assets	617.8	667.0

Property, plant, and equipment, net	801.9	803.0
Goodwill	616.3	615.2
Deferred income taxes	7.3	6.9
Other assets	99.5	80.1
	$2,142.8	$2,172.2
Current liabilities:
Accounts payable	$79.3	$86.2
Accrued liabilities	164.7	146.2
Current portion of long-term debt	1.8	1.8
Total current liabilities	245.8	234.2

Debt	103.3	183.7
Deferred income taxes	61.7	58.3
Other liabilities	26.8	11.5
	437.6	487.7

Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,690.2	1,685.7
Retained earnings	44.7	19.5
Accumulated other comprehensive loss	(18.3)	(17.7)
Treasury stock	(11.9)	(3.5)
	1,705.2	1,684.5
	$2,142.8	$2,172.2

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Arcosa, Inc.
Condensed Consolidated and Combined Cash Flow Statements
(in millions)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Operating activities:
Net income	$27.7	$22.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	19.8	17.1
Provision for deferred income taxes	3.4	2.7
Changes in current assets and liabilities	71.6	45.1
Other	2.5	2.5
Net cash provided by operating activities	125.0	89.6
Investing activities:
Proceeds from dispositions of property and other assets	0.7	0.7
Capital expenditures	(18.0)	(7.6)
Acquisitions, net of cash acquired	—	(25.0)
Net cash required by investing activities	(17.3)	(31.9)
Financing activities:
Payments to retire debt	(80.4)	—
Shares repurchased	(6.0)	—
Dividends paid to common stockholders	(2.5)	—
Purchase of shares to satisfy employee tax on vested stock	(0.2)	—
Net transfers from/(to) Former Parent and affiliates	—	(54.8)
Other	—	(3.0)
Net cash required by financing activities	(89.1)	(57.8)
Net increase (decrease) in cash and cash equivalents	18.6	(0.1)
Cash and cash equivalents at beginning of period	99.4	6.8
Cash and cash equivalents at end of period	$118.0	$6.7

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Arcosa, Inc.
Reconciliation of Consolidated and Combined Adjusted EBITDA
(in millions)
(unaudited)

GAAP does not define “Earnings Before Interest, Taxes, Depreciation, Depletion and Amortization” (“EBITDA”) and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust consolidated EBITDA for certain non-routine items (“Adjusted EBITDA”) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended March 31,		Full Year 2019 Guidance
	2019	2018	Low	High
Revenues	$410.9	$354.4	$1,700.0	$1,800.0

Net income	27.7	22.2	85.0	98.0
Add:
Interest expense, net	1.6	—	7.0	5.0
Provision (benefit) for income taxes	7.9	8.0	29.0	33.0
Depreciation, depletion, and amortization expense	19.8	17.1	92.0	87.0
EBITDA	57.0	47.3	213.0	223.0
Add:
Impact of the fair value mark up of acquired inventory	1.4	—	2.0	2.0
Other, net (income) expense(1)	0.1	1.0	—	—
Adjusted EBITDA	$58.5	$48.3	$215.0	$225.0
Adjusted EBITDA Margin	14.2%	13.6%	12.6%	12.5%

(1) Included in Other, net expense was the impact of foreign currency exchange transactions of $0.5 million and $1.0 million for the three months ended March 31, 2019 and 2018, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
(in millions)
(unaudited)

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. GAAP does not define Segment EBITDA and it should not be considered as an alternative to earnings measures defined by GAAP, including segment operating profit. We use this metric to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust Segment EBITDA for certain non-routine items (“Adjusted Segment EBITDA”) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended March 31,
	2019	2018
Construction Products
Revenues	$106.0	$70.2

Operating Profit	11.3	12.4
Add: Depreciation, depletion, and amortization expense	8.8	5.1
Segment EBITDA	20.1	17.5
Add: Impact of the fair value mark up of acquired inventory	1.4	—
Adjusted Segment EBITDA	$21.5	$17.5
Adjusted Segment EBITDA Margin	20.3%	24.9%

Energy Equipment
Revenues	$209.1	$196.3

Operating Profit	28.2	17.5
Add: Depreciation and amortization expense	7.0	7.8
Adjusted Segment EBITDA	$35.2	$25.3
Adjusted Segment EBITDA Margin	16.8%	12.9%

Transportation Products
Revenues	$97.5	$89.3

Operating Profit	8.3	9.0
Add: Depreciation and amortization expense	3.8	4.2
Adjusted Segment EBITDA	$12.1	$13.2
Adjusted Segment EBITDA Margin	12.4%	14.8%

Operating Profit - Corporate	$(10.5)	$(7.7)
Corporate depreciation	0.2	—
Adjusted EBITDA	$58.5	$48.3

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain non-routine items to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2019	2018
	(in millions)
Net Income	$27.7	$22.2
Impact of the fair value mark up of acquired inventory	1.4	—
Tax impact	(0.3)	—
Adjusted Net Income	$28.8	$22.2

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain non-routine items to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2019	2018
	(in dollars per share)
Diluted EPS	$0.56	$0.45
Impact of the fair value mark up of acquired inventory	0.02	—
Adjusted Diluted EPS	$0.58	$0.45

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